Exhibit 2.6

AMENDMENT NO. 2 TO STOCK ACQUISITION AGREEMENT

This Amendment No. 2 (this “Amendment”) to the Stock Acquisition Agreement dated March 24, 2021, as amended on December 29, 2021 (the “Agreement”) is made as of April 13, 2022, by and by and among Optimus Healthcare Services, Inc., a Florida corporation (“Parent”), Optimus Health, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Acquiror”), AdhereRx Corporation (d/b/a PainScript), a Delaware corporation (the “Company”) and Daniel Cohen, in his capacity as the Transferors’ Representative (the “Representative”). Terms not defined herein have the meaning ascribed to them in the Agreement.

WHEREAS, Section 2.6 of the Agreement provides that 400,000 Parent Shares would be held in escrow pending achievement of certain milestones or be reclaimed by Parent if those milestones were not achieved;

WHEREAS, the Company has made significant progress in meeting certain milestones but has not met certain revenue targets since it adopted a different approach to obtaining customers than the parties to the Agreement had anticipated at the time of entering into the Agreement;

WHEREAS, Section 10.8 of the Agreement provides that Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Acquiror and the Representative.

WHEREAS, the parties desire to amend and restate section 2.6 of the Agreement to revise the revenue milestones for release by Parent of the Holdback Shares

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendment to Section 2.6. Section 2.6 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“2.6 Holdback.

(a) During the period commencing on the Closing Date and ending on a Holdback Release Event, Parent shall hold in escrow 400,000 Parent Shares (the “Holdback Shares”).

(b) As used herein:

(i) “Change of Control” means the consummation of (i) an acquisition of Parent, Acquiror or the Company by any Person, including by way of merger, consolidation or otherwise, in which the shareholders of Parent immediately preceding such transaction own, following such transaction, securities representing less than fifty percent (50%) of the direct or indirect voting power of Parent, Acquiror or the Company or the surviving entity, as the case may be; or (ii) the sale or other disposition of all or substantially all of the assets held directly or indirectly by Parent, Acquiror or the Company, other than a transaction in which the shareholders of Parent immediately preceding such transaction own, following such transaction, securities representing greater than fifty percent (50%) of the direct or indirect voting power of the entity or entities that own(s) such assets.

(ii) “Company Product” means Chronic Care Management application for use by psychiatrists/physicians in the management of patient treatment for Substance Use Disorder, and data development for validation of therapeutic protocols.

(iii) “Commercialization Failure” means the failure to generate at least $80,000 in aggregate revenue between December 31, 2021 and March 31, 2022 from commercial sales of the Company Product.

(iv) “Commercialization Success” means (i) the generation of at least $80,000 in aggregate revenue between December 31, 2021 and March 31, 2022 or (ii) between December 31, 2021 and March 31, 2022, the entry into one or more commercial enterprise contracts that will generate revenue during their term not less than $200,000 from commercial sales of the Company Product.

(v) “Holdback Release Event” means the earliest to occur of (1) Commercialization Failure, (2) Commercialization Success and (3) a Change of Control.

(c) Upon a Commercialization Failure, all of the Holdback Shares shall automatically be cancelled without any consideration owed to any Transferor in respect of the Holdback Shares and without the need for any action by Parent, Acquiror, the Transferors or any other Person.

(d) Upon (i) a Commercialization Success and the Company’s receipt of revenue in excess of $200,000 from the contracts entered into in connection with (b)(iv)(ii) above or (ii) a Change of Control, Parent shall disburse all of the Holdback Shares to the Transferors in accordance with their respective Pro Rata Shares.”

Section 2. Effect of Amendment. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and shall remain in full force and effect and are hereby ratified and confirmed by all parties to the Agreement. Each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean the Agreement as amended by this Amendment, and as hereinafter amended or restated.

Section 3. Governing Law. This Amendment shall be governed by and construed under the internal Laws of the State of New York without reference to such state’s or any other jurisdiction’s principles of conflicts of law.

Section 4. Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

Section 5. Successors and Assigns. This Amendment will be fully binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 6. Counterparts; Effectiveness. This Amendment may be executed in several counterparts (including counterparts by email, facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Amendment shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other Parties, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[Signature Page Follows]

“PARENT”

OPTIMUS HEALTHCARE SERVICES, INC.

By:
Name:
Title:

“ACQUIROR”

OPTIMUS HEALTH, INC.

By:
Name:
Title:

“TRANSFERORS’ REPRESENTATIVE”

Daniel Cohen

[Signature Page to Amendment No. 2 to the Stock Acquisition Agreement dated March 24, 2021]